                                Exhibit 99.C.6.
                    Opinion and Consent of John M. Valencia

April, 1999

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 1 to Registration Statement No. 333-65887 for Massachusetts Mutual Life Insurance Company's Flexible Premium Variable Adjustable Life Insurance Policies (the "Policies") under the Securities Act of 1933. The prospectus included in the post-effective amendment describes the Policies. I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations" in Appendix C of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to Registration Statement No. 333-65887, and to the reference of my name under the heading "Experts" in the prospectus.


Sincerely,

/s/ John M. Valencia
---------------------------
John M. Valencia, FSA, MAAA
Assistant Vice President


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